Exhibit 99.1

383 Route 46 West • Fairfield, NJ 07004-2402 USA • 973-882-1505 • FAX 973-575-5366 #149; www.bradpharm.com

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS CLOSES ON
REFINANCING AND REPAYS AND EXTINGUISHES
CONVERTIBLE NOTES

Fairfield, NJ — November 15, 2005 -- Bradley Pharmaceuticals, Inc. (NYSE: BDY) today announced that it entered into a $110 million credit facility with a syndicate of lenders led by Wachovia Bank, National Association (the “New Facility”) that replaced Bradley’s existing $125 million credit facility with Wachovia Bank, National Association (the “Old Facility”). The New Facility is comprised of an $80 million term loan and a $30 million revolving line of credit. The New Facility’s term loan and revolver both mature on November 14, 2010 and are secured by a lien upon substantially all of Bradley’s assets, including those of its subsidiaries, and is guaranteed by Bradley’s domestic subsidiaries.

Concurrently with the closing of the New Facility, Bradley repaid all amounts due under its 4% Convertible Senior Subordinated Notes and the related Indenture, including all default interest and other payments, and paid all fees and expenses in connection with the New Facility. After repayment of the Old Facility, all amounts under the 4% Convertible Notes and all related fees and expenses, Bradley currently has approximately $55 million in cash and short-term investments and $30 million available under the New Facility’s revolving line of credit. Since the 4% Convertible Notes have been extinguished and are no longer convertible into shares of common stock, there are now 1.85 million fewer shares of Bradley’s common stock outstanding on a fully diluted basis, or approximately 16.3 million shares outstanding on a fully diluted basis. In addition, since the 4% Convertible Notes have been extinguished, Bradley no longer has an adjustment for quarterly after-tax interest expense and other of approximately $245,000 in determining earnings per share on a fully diluted basis.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by Bradley of new products and market acceptance of Bradley’s products. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to satisfy its substantial indebtedness obligations and to comply with the restrictive covenants in its debt instruments; ability to access the capital markets on attractive terms or at all; ability to favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC, maintain sales of its products, successfully acquire, develop, integrate, or sell new products or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action lawsuits), government regulation and stock price volatility. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.